                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D. C.  20549

                                  FORM 8-K/A

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):  June 3, 1999


                           ASYST TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)


                                  California
                (State or other jurisdiction of incorporation)


     000-22430                                              94-2944251
(Commission File No.)                          (IRS Employer Identification No.)


                                48761 Kato Road
                           Fremont, California 94538
             (Address of principal executive offices and zip code)


      Registrant's telephone number, including area code: (510) 661-5000

     This Current Report of Form 8-K A is being filed to amend and restate Asyst Technologies, Inc.'s (the "Company") Consolidated Balance Sheets as of March 31, 1999 and 1998 and the related Consolidated Statements of Operations, Shareholders' Equity and Cash Flows for the years ended March 31, 1999, 1998 and 1997 to reflect the pooling of interests for accounting purposes of the Company's acquisition of Progressive System Technologies, Inc. ("PST") pursuant to an Agreement and Plan of Merger and Reorganization dated June 2, 1999. Furthermore, pursuant to Item 5 hereof, the Company has determined to update its "Management's Discussion and Analysis of Financial Condition and Results of Operations" in connection with the filing of the foregoing restated financial statements.

ITEM 5. OTHER INFORMATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     The Company develops, manufactures and markets systems utilizing isolation technology, material tracking products and factory automation solutions used primarily in cleanrooms for semiconductor manufacturing. The Company's sales are tied to capital expenditures at wafer fabrication facilities. The majority of the Company's revenues in any single quarter is typically derived from relatively few customers, and the Company's revenues will therefore fluctuate based on a number of factors, including the timing of significant customer orders, variations in the mix of products sold and changes in customer buying patterns. In addition, due to production cycles and customer requirements, the Company often ships significant quantities of products in the last month of the quarter. This factor increases the risk of unplanned fluctuations in net sales since management has limited opportunity to take corrective actions should a customer reschedule a shipment or otherwise delay an order during the last month of the quarter.

     Fiscal year 1999 has been significantly and adversely impacted by the worldwide drop in demand for semiconductor devices. The drop in demand resulted from a dramatic slowdown in the Asian economies and over-capacity of memory chip manufacturing. In response, many of the Company's customers slashed capital expenditure budgets by 40 percent or more. The Company's net sales hit a record $46.6 million for the quarter ended March 31, 1998. Net sales for the quarter ended June 30, 1998 (the first fiscal quarter of fiscal year 1999) fell to $37.4 million. Net sales continued to fall to $18.9 million in the quarter ended September 30, 1998 and to $17.9 million in the quarter ended December 31, 1998 with a slight rebound to $18.7 million in the quarter ended March 31, 1999. In addition, in fiscal year 1999, the Company acquired the FluoroTrac RFID product line and HDI. On June 2, 1999, the Company completed its acquisition of 100 percent of the common stock of Progressive System Technologies, Inc. ("PST"), a Texas corporation that manufactures wafer-sorting equipment used by semiconductor manufacturers. The acquisition was accounted for as a pooling of interest. Accordingly, the Company's consolidated financial statements for all periods presented have been restated to include the financial statements of PST. The significant decline in net sales and the new acquisitions required the Company to undertake substantial restructuring activities to reduce costs and eliminate low margin products. Nevertheless, the Company experienced a net loss in fiscal year 1999 of $26.9 million compared to a record net income of $15.4 million in fiscal year 1998.

The following table sets forth the percentage of net sales represented by certain consolidated statements of operations data for the periods indicated:

                                                                                    Fiscal Year Ended
                                                                                        March 31,
                                                                               ----------------------------
                                                                                1997        1998       1999
                                                                               -----       -----      -----
          Net sales.......................................................     100.0%      100.0%     100.0%
          Cost of sales...................................................      60.1        56.2       64.4
                                                                               -----       -----      -----
                Gross profit..............................................      39.9        43.8       35.6
                                                                               -----       -----      -----
          Operating expenses:.............................................
            Research and development......................................       7.5         9.1       19.4
            Selling, general and administrative...........................      20.6        20.6       45.0
            In-process research and development of acquired business......       0.9          --        7.7
            Restructuring expense                                                 --          --        6.0
                                                                               -----       -----      -----
                Total operating expenses..................................      29.0        29.7       78.1
                                                                               -----       -----      -----
                Operating income (loss)...................................      10.9        14.1      (42.5)
          Other income (expense), net.....................................       0.4         1.0        1.9
                                                                               -----       -----      -----
          Income (loss) from continuing operations
            before provision (benefit) for income taxes...................      11.3        15.1      (40.6)
          Provision (benefit) for income taxes............................       4.7         5.6      (11.6)
                                                                               -----       -----      -----
          Income (loss) from continuing operations........................       6.6         9.5      (29.0)
                                                                               -----       -----      -----
          Loss from operations of Asyst Automation, Inc.,.................
             net of applicable income taxes...............................      (4.0)         --         --
          Loss on closure of Asyst Automation, Inc.,......................
             net of applicable income taxes...............................      (5.6)       (1.0)        --
                                                                               -----       -----      -----
          Net income (loss)...............................................      (3.0)%       8.5%     (29.0)%
                                                                               =====       =====      =====


Fiscal Years Ended March 31, 1997, 1998 and 1999

     Net sales. Net sales in the year ended March 31, 1999 decreased by 49.0 percent to $92.9 million from $182.3 million for the year ended March 31, 1998. Net sales for the year ended March 31, 1997 were approximately $152.3 million. The decrease in sales was consistent across all of the Company's products. Both the OEM channel and direct fabrication end user channel were impacted by the worldwide reduction in capital spending budgets of the major semiconductor manufacturers. Net sales would have been over $6.3 million less had the Company not acquired the FluoroTrac product line and HDI during the fiscal year ended March 31, 1999.

     For the quarter ended March 31, 1999, the Company's ending backlog was greater than net sales for that quarter. Beginning in the quarter ended March 31, 1999, many semiconductor manufacturers publicly announced increases in their capital spending budgets. There is no assurance that this trend in orders will continue. Furthermore, there is no assurance that orders may not be cancelled in the future.

     The Company's international sales, including the local revenues recorded at the foreign locations were as follows (dollars in millions):

                                                           Fiscal Year Ended March 31,
                                                -------------------------------------------------------------
                                                      1997                  1998                  1999
                                                ------------------    -----------------     -----------------
                                                              % of                 % of                  % of
                                                  $          Sales      $         Sales        $        Sales
                                                -----       ------    ------      ------     -----     ------
       Taiwan...........................        $48.8        32.1%    $ 79.3        43.5%    $31.1       33.5%
       Singapore........................          9.4         6.2       13.6         7.5       3.4        3.7
       Thailand.........................          6.6         4.3         --          --        --         --
       Korea............................          6.1         4.0         --          --       0.5        0.5
       Japan............................         10.3         6.7       15.9         8.7       8.1        8.7
       Other............................          0.4         0.3        0.5         0.3       0.3        0.3
                                                -----       ------    ------      ------     -----     ------
            Total Asia..................         81.6        53.6      109.3        60.0      43.4       46.7
       Europe...........................          5.1         3.3        6.5         3.5       4.1        4.4
                                                -----       ------    ------      ------     -----     ------
            Total International.........        $86.7        56.9%    $115.8        63.5%    $47.5       51.1%
                                                =====        ====     ======      ======     =====     ======

     Direct sales to international customers remain a substantial portion of the Company's sales. During fiscal year 1999, international sales as a percent of net sales decreased to 51.0 percent from 63.0 percent of net sales in fiscal year 1998. The drop in international net sales as a percent of net sales resulted in part due to the acquisition of HDI on July 31, 1998, as HDI had a lower percentage of sales than the Company. International net sales of robots, the primary product of HDI represented less than 10 percent of the $6.3 million of robot sales of the Company during fiscal year 1999. In addition, in fiscal year 1999, the Company experienced a sharp decline in its Asia foundry sales in response to the slowdown in worldwide demand for semiconductors. For example, the Company's largest customer in fiscal year 1998 reduced its purchases of the Company's products from $53.0 million to just $6.3 million (representing the Company's second largest customer) in fiscal year 1999. In fiscal year 1999, the Company's largest customer purchased $10.3 million of products. The largest customer in each year, as measured in net sales, were Asia based foundries.

     The net sales by product or service categories comprising the Company's net sales for the fiscal years ended March 31, were as follows (dollars in thousands):

                                                                                  Fiscal Year Ended March 31,
                                                                                -------------------------------
                                                                                 1999         1998       1997
                                                                               --------    ---------   --------
       SMIF Systems.......................................................     $ 66,609    $ 145,702   $118,647
       Non-SMIF Systems...................................................        8,794       16,827     14,783
       SMART Traveler Systems.............................................        6,227       14,533     11,145
       Robotics...........................................................        6,323           --         --
       Services & other...................................................        4,995        5,228      7,728
                                                                               --------    ---------   --------
           Total..........................................................     $ 92,948    $ 182,290   $152,303
                                                                              =========    =========   ========


     The Company's competitors are increasingly competing on price. Certain international competitors receive various forms of government support, ranging from different forms of financial subsidies to high level diplomatic support. While the Company has been successful in maintaining market share by competing on product quality and service value, there is no assurance that the impact of the competition's actions will not have a negative effect on future sales and gross margins.

     Gross margin. The Company's gross margin was 39.9 percent in fiscal year 1997, 43.8 percent in fiscal year 1998, and 35.6 percent in fiscal year 1999. The decrease in the gross margin in fiscal year 1999 resulted because of the
49.0 percent drop in net revenues from fiscal year 1998 and the Company's inability to reduce its manufacturing overhead to compensate for the lower revenues. The Company also increased its inventory reserves by $2.3 million during the fiscal year ended March 31, 1999. In addition, significant orders were received and shipped near the end of each quarter requiring higher levels of overtime by the Company's employees. Competitive pressures continue to put pressure on gross margins in spite of continuing efforts to reduce costs through design changes and manufacturing overhead reductions process improvements. In fiscal year 1998, gross margins were benefited by record net revenues and changes in the Company's product mix. The Company's LPP line, which has a higher gross profit margin than its other products, increased from 19.9 percent of net revenues in fiscal 1997 to 43.7 percent of net revenues in fiscal 1998. Gross margins on the LPP line in fiscal 1998 improved over the gross margins in fiscal 1997 because of design improvements directed at reducing manufacturing costs. The Company expects margins to improve and return to historical levels as net revenues increase to those achieved in fiscal years 1997 and 1998. During fiscal year 1999, the Company has operated a single shift in its manufacturing operations. Given the level of net sales, it is only using about 60 percent of its manufacturing capacity during that shift. However, because of pressures on prices brought about by competition, changes in product mix, the rate of change in net sales, changes in sales activities, and customer demands for shorter lead times and the introduction of new products, the Company expects gross margins to fluctuate.

     Research and development. Research and development expenses were $11.4 million, $16.6 million and $18.0 million for the years ended March 31, 1997, 1998 and 1999, respectively, representing 7.5 percent, 9.1 percent and 19.4 percent of net sales in those respective periods. The increase in research and development expense in fiscal year 1999, resulted because of increased spending for the Company's new SMIF-300 product series, the acquisition of HDI and continuing enhancements and additions to its 200 mm product line due to the transition to 300 mm facilities by the semiconductor industry. Research and development expenses consist of salaries, project materials and other expenses related to the Company's commitment to ongoing product development efforts. The Company capitalizes certain legal cost related to its patents. The Company, to date, has not capitalized costs associated with software development because such costs incurred to date that are eligible for capitalization have not been material. The Company expects its research and development activities and related expenditures to increase in future periods.

     Selling, general and administrative. Selling, general and administrative expenses were $31.4 million or 20.6 percent of net sales, $37.7 million or 20.7 percent of net sales, and $41.9 million or 45.0 percent of net sales for the years ended March 31, 1997, 1998 and 1999, respectively. Selling and marketing expenses were $11.7 million or 7.7 percent of net sales, $14.1 million or 7.7 percent of net sales, and $14.7 million or 15.8 percent of net sales for the same periods. The growth in selling and marketing expenses in fiscal year 1998 and 1999 are the result of increasing the Company's global presence and developing new customer relationships presented by the emerging 300 mm technology. The growth in selling and marketing expenses in fiscal year 1999 resulted primarily from the acquisition of HDI and the FluoroTrac product line.

     General and administrative expenses were $19.7 million or 12.9 percent of net sales, $23.6 million or 13.0 percent of net sales, and $27.2 million or 29.2 percent of net sales for fiscal years 1997, 1998 and 1999, respectively. In fiscal year 1999, general and administrative expenses increased $3.5 million over the prior year even though net sales decreased 49.0 percent, due largely from the acquisition of HDI and the FluoroTrac product line. The Company incurred goodwill amortization related to the two acquisitions of approximately $1.7 million. Other general and administrative expenses related to the two acquisitions added another $1.9 million in the year ended March 31, 1999. In addition, the Company incurred an additional $4.3 million of legal expenses in connection with its patent infringement lawsuit (See "Item 3 - Legal Proceedings") than it incurred in the prior year. The Company believes it will incur substantially lower legal fees in connection with this lawsuit during the year ending March 31, 2000. These increases in general and administrative expenses were offset by $2.0 million of expenses charged to its warranty reserves for warranty labor in fiscal year 1999. In prior years, expenses related to warranty activities were charged to general and administrative expense. In response to the 49.0 percent reduction in net sales, the Company reduced general and administrative expense by an additional $2.9 million.

     Restructuring charge. In the year ended March 31, 1999 the Company underwent significant restructuring of its operations to reduce its cost structure in response to the 49.1 percent reduction in net sales. The Company also is in the process of restructuring activities in Japan and Europe to reposition its activities to compete more effectively. In addition, the Company is repositioning its product offerings to eliminate low margin products, or software services that have high risks of failure. The following table summarizes restructuring charges by geographic region (dollars in thousands):

                                                                              Cash outlays
                                                                                 as of         Ending
                                                                  Expensed    March 31, 1999   Accrual
                                                                  --------    --------------   -------
              Europe........................................
                  Severance.................................      $  1,732    $        1,050   $   682
                  Facilities................................           336               235       101
                  Other.....................................           437               130       307
              Japan
                  Severance.................................           150                75        75
                  Other.....................................            35                --        35
              US
                  Severance.................................           700               500       200
                  Facilities................................           550               300       250
                  Other.....................................         1,002               102       900
              Non-cash                                                 600               N/A       N/A
                                                                  --------    --------------   -------
                  Total                                           $  5,542    $        2,392   $ 2,550
                                                                  ========    ==============   =======

     The restructurings have resulted in terminating the employment of 110 U.S. employees and 30 international employees. Management had formal plans for each of the activities undertaken and all affected employees were notified of the actions. As of March 31, 1999, all of the employees affected have been terminated except one in

Japan and eight in Europe. All of those employees were informed prior to March 31, 1999 and the Company expects to complete the termination process of these employees by July 3, 1999. Facilities impacted by these restructuring activities either have been vacated as of March 31, 1999 or will be vacated by July 3, 1999. Other costs include expenses incurred for consultants and legal services, equipment or service buy-out cost and any estimated incremental costs associated with the closure of facilities or completion of other contractual obligations.

     In-process research and development of acquired business and product line. During the year ended March 31, 1999, the Company completed its acquisition of the FluoroTrac product line and HDI. HDI was accounted for using the purchase method of accounting during the quarter ended September 30, 1998. In connection with the purchase price allocation of both FluoroTrac and HDI, the Company recorded a write-off of approximately $1.2 and $5.9 million, respectively, of in-process research and development costs in the quarters ended June 30, 1998 and September 30, 1998, respectively. The decision to write-off these costs was primarily due to the fact that the acquired in-process research and development related to the FluoroTrac product line and HDI had not yet reached technological feasibility and had no perceived alternative future uses. This technology is still being developed. Additionally, in November 1996, the Company completed the acquisition of Radiance Systems, Inc. ("RSI") which was accounted for as a purchase in the quarter ended December 31, 1998. In connection with the purchase price allocation, the Company recorded a write-off of $1.3 million of in-process research and development in the quarter ended December 31, 1996, as the acquired in-process research and development had not yet reached technological feasibility and had no alternative future uses.

     Other income (expense), net. Other income (expense), net includes interest income, interest expense, foreign exchange gain and loss (which has not been material), and royalty income. The primary components are interest income and royalties. In fiscal year 1997, other income (expense), net was less than 1.0 percent of net sales. In fiscal year 1998, other income (expense), net increased to 1.0 percent of net sales primarily because of the increase in interest income on the significantly higher cash position of the Company throughout the year. The improved cash and short-term investment position was the result of improved receivable collection and a private placement of 1,000,000 shares of the Company's common stock in September 1997. In fiscal year 1999, other income (expense), net was 1.9 percent of net sales. The increase as a percentage of net sales was due largely to the 49.0 percent decrease in 1999.

     Provision (benefit) for income taxes. In fiscal years 1997, 1998 and 1999 the effective tax rate was 42 percent, 37 percent and 29 percent, respectively. In fiscal year 1999, the Company experienced a net operating loss, which generated a tax benefit of approximately $10.8 million. The benefit for income taxes was impacted by foreign income and withholding taxes in excess of the statutory rates, the lack of Foreign Sales Corporation ("FSC") benefit due to net operating losses during the current year and limitations on State net operating loss carryforwards. However, the Company is anticipating the recognition of increased tax benefits, over those recognized in prior years, due to the increase in tax benefits related to tax exempt income and other available tax credits. The Company has recorded a deferred tax asset of approximately $19.1 million, of which $10.8 million relates to net operating losses and tax credits generated during the current year. The Company will be able to recognize approximately $5.0 million of the deferred tax asset immediately following the filing of carryback claims with Federal and various State taxing authorities, which will be completed in the near future. Realization of the remaining deferred tax asset is dependent on generating sufficient future taxable income. Although realization is not assured, management believes that it is more likely than not that the deferred tax assets will be realized. Although the deferred tax asset is considered realizable, actual amounts could be reduced if sufficient future taxable income is not achieved. In fiscal 1998, the Company was able to recognize certain tax benefits related to FSC benefit and tax exempt income. The effective rate in fiscal 1997 was impacted by the write-off of the in-process research and development expenses related to the acquisition of RSI.

     The Company's provision for income taxes differs from the expected tax expense (benefit) amount by applying the statutory Federal income tax rate of 35 percent to income (loss) before income taxes as a result of state income taxes, permanent items and the application of the valuation allowance associated with the deferred tax assets generated by PST during the current and prior fiscal years.

     Prior to the merger between the Company and PST, PST provided a valuation allowance to offset the deferred tax asset in the amount of $3.1 million due to uncertainties regarding the future realization of net operating loss carryforwards and other deferred tax assets. As of March 31, 1999, PST had Federal net operating loss carryforwards of approximately $5.3 million, which will expire beginning in fiscal 2012 . The utilization of the net operating losses may be subject to a substantial annual limitation due to the "change in ownership" and consolidated loss provisions of the Internal Revenue Code. Subsequent to the merger, PST will file and be included in the consolidated income tax return of the Company and its wholly owned subsidiaries.

     Discontinued operations. In January 1997, the Company adopted a formal plan to close Asyst Automation Inc. ("AAI") by the end of September 1997, which was accounted for in the third quarter of fiscal year 1997. In December 1997, it was determined that an additional reserve of $1.8 million (net of a tax benefit of $1.0 million) was necessary. All of the amounts reserved in connection with the closure of AAI have been used as of March 31, 1999. In September 1997, the Company entered into an asset purchase agreement with Palo Alto Technologies, Inc. ("PAT"), pursuant to which the Company sold to PAT (a related party) certain intellectual property rights and office equipment which were owned or licensed by AAI. See Note 10 of "Notes to Consolidated Financial Statements."

New Accounting Pronouncement

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. It requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met and that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000 and cannot be applied retroactively. The Company has not yet determined the effect SFAS No. 133 will have on its financial position, results of operations or cash flows.

Liquidity and Capital Resources

      Since its inception, the Company has funded its operations primarily through the sale of equity securities and public stock offerings in fiscal years 1994, 1996 and 1998, customer pre-payments, bank borrowings and cash generated from operations. The Company recorded net proceeds of $9.2 million in its initial public offering in September 1993. In February 1995, the Company raised an additional $34.4 million in net proceeds from a secondary public offering. In 1997, PST completed a private placement of 4,504,505 shares of Series A redeemable preferred stock, generating net proceeds to PST of $5.0 million. On September 30, 1997, the Company completed a private placement of 1.0 million shares of its common stock, generating net proceeds to the Company of $42.9 million. As of March 31, 1999, the Company had approximately $6.4 million in cash and cash equivalents, $29.4 million in short-term investments and working capital of approximately $72.5 million. In June 1998, the Board of Directors of the Company authorized a stock repurchase program to repurchase up to 2,000,000 shares of the Company's common stock. As of March 31, 1999, the Company had repurchased 865,800 shares of common stock at an aggregate cost of approximately $11.5 million. In May 1999, the Company announced it had cancelled the repurchase program and completed a private placement of 625,000 shares of its Common Stock to eight institutional investors. The private placement, was priced at $18.00 per share, for aggregate proceeds to the Company of approximately $11.3 million. The purpose of the private placement was to untaint shares of Common Stock to obtain pooling of interests accounting treatment for the acquisition of PST. During the second, third and fourth quarters of fiscal 1999, the Company issued 3,137 shares of common stock in connection with its employee stock programs. The proceeds will be used for general corporate purposes.

      During fiscal year 1999, the Company used $2.8 million in cash to acquire the net assets of the FluoroTrac product line and used $12.4 million in cash in connection with the acquisition of HDI. In addition, the Company used $12.5 of cash to pay the debt assumed as part of the HDI acquisition. The Company also used $5.0 million to modify its facilities and purchase new equipment and furniture used in its operations. The Company sold $41.1 million of its short-term investments to fund its cash requirements.

      Although the Company cannot anticipate with certainty the effect of inflation on its operations, to date inflation has not had a material impact on the Company's net sales or results of operations. The functional currency of the Company is the U.S. dollar. To date, the impact of currency translation gains or losses has not been material to the Company's sales or results of operations.

      The nature of the semiconductor industry, combined with the current economic environment, make it very difficult for the Company to predict future liquidity requirements with certainty. However, the Company believes that its existing cash and cash equivalents, short-term investments, cash generated from operations and existing sources of working capital will be adequate to finance its operations through the fourth quarter of fiscal year 2000.

      Interest Rate Risk. The Company's exposure to market risk for changes in interest rates relate primarily to the investment portfolio. The Company does not use derivative financial instruments in its investment portfolio. The Company's investment portfolio consists of short-term fixed income securities and by policy is limited by the amount of credit exposure to any one issuer. As stated in its policy, the Company ensures the safety and preservation of its invested principal funds by limiting default risk, market risk and reinvestment risk. The Company mitigates default risk by investing in safe and high-credit quality securities and by constantly positioning its portfolio to respond appropriately to a significant reduction in a credit rating of any investment issuer, guarantor or depository. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity. These securities, like all fixed income instruments, carry a degree of interest rate risk. Fixed rate securities have their fair market value adversely affected due to rise in interest rates.

      The table below presents principal amounts and related weighted average interest rates for the investment portfolio at March 31, 1999. All investments mature, by policy, in twelve months or less (dollars in thousands).

                                                                                                           Average
                                                                                         Carrying          Interest
                                                                                          Amount            Rate
                                                                                      --------------     -----------
CASH EQUIVALENTS:

    U.S. corporate securities......................................................      $       --             --%
                                                                                          ---------      ---------
          Total Cash Equivalents...................................................              --             --%
                                                                                          ---------      ---------

SHORT-TERM INVESTMENTS:

    U.S. corporate debt securities.................................................         $16,600           3.70%
    Debt securities issued by States of the Unites States and
       political subdivisions of the States........................................          12,780           3.58%
    Foreign securities.............................................................              --             --%
                                                                                          ---------      ---------

          Total Short-Term Investments.............................................         $29,380           3.65%
                                                                                          =========      =========

     Foreign Currency Exchange Risk. The Company is engaged in international operations and transacts business in various foreign countries. The primary foreign currency cash flows are located in Europe, Japan, Singapore and Taiwan. Although the Company and its subsidiaries operate and sell products in various global markets, substantially all sales are denominated in the U.S. dollar, therefore reducing the foreign currency risk factor. Currently, the Company does not employ a foreign currency hedge program utilizing foreign currency forward exchange contracts. To date, the foreign currency transactions and exposure to exchange rate volatility have not been significant. There can be no assurance that foreign currency risk will not be a material impact on the financial position, results of operations or cash flow of the Company in the future.

Year 2000 Compliance Initiative

     What is commonly referred to as the Year 2000 ("Y2K") issue arises because many computer systems use only two digits to represent the year portion of a date. As a result, these systems may fail to properly calculate dates and date-related computations at, around or after January 1, 2000, resulting in erroneous results or system failures.

     In conjunction with third-party expert consultants, the Company launched a comprehensive program to assess and address its potential exposures. The program is substantially complete with the exception of PST as noted below.

     With respect to its internal business systems, the Company is working with the third-party vendors of such systems to ensure Year 2000 compliance either exists today or will be achieved via vendor supplied upgrade in a timely manner. The Company's principal enterprise resource planning system has been certified Year 2000 compliant by its manufacturer and has passed in-house compliance testing. The Company believes that except for a systematic failure outside its control, such as a prolonged loss of electrical power or telephone service, Year 2000 problems of these third parties will not have a material impact on operations.

     The Company's products have been, and continue to be, evaluated for Year 2000 compliance. Many have been found to be compliant today and others have been found to require modest modification to be compliant. Programs are in place and are being further developed to complete such modifications, for both future shipments and in the customer installed base.

     Also being assessed is the potential impact to the Company of non-compliance by suppliers, subcontractors, business partners and customers. As part of that assessment, the Company has requested, in writing, assurances from these third parties that they are Year 2000 compliant. Some of these third parties have indicated that they are Year 2000 compliant. Others are still in the process of their own compliance reviews. If the Company identifies that a third party has a material Year 2000 compliance issue, it will work with the third party to resolve the issue or identify another supplier or service provider that is Year 2000 compliant.

     With the acquisition of PST on June 2, 1999, additional products and systems must be integrated to the Company's Year 2000 Compliance Program. These efforts are expected to be completed in a timely manner.

     The Company's total incremental cost of assessing and remediating its systems and product Y2K issues is estimated to be between $500,000 and $1 million. Approximately $200,000 has been expended as of March 31, 1999, with between $200,000 and $350,000 in capital expenditures planned for the first nine months of fiscal year 2000.

     While the Company is engaged in an ongoing Year 2000 assessment, it has not developed any contingency plans at this time. The completion of the ongoing assessment will include a determination of the need for, and nature and extent of any contingency plans.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(b) Pro forma financial information is not required to be filed by the Registrant in connection with the acquisition by the Registrant of Progressive Systems Technologies, Inc. ("PST"). The Company has restated certain of its historical fiscal year end audited financial statements to reflect the business combination which is consistent with the accounting treatment for a pooling of interests. Listed in the index below are the financial statements, related information which are responsive to Item 7(b) hereof.

(c) The following exhibits are being filed herewith as a result of the restatement of the Company's audited financial statements:



         Exhibit No.            Description
         ----------             -----------

         2.1* Agreement and Plan of Merger and Reorganization, dated as of June 2, 1999, among Asyst Technologies, Inc., PSTI Merger Sub Acquisition Corp., Progressive System Technologies, Inc., Advent International Investor II, Envirotech Fund I and Global Private Equity II (the Disclosure Schedule has been omitted as permitted pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"), but will be furnished supplementally to the SEC upon request).

         2.2* Escrow Agreement, dated as of June 2, 1999, among Asyst Technologies, Inc., Progressive System Technologies, Inc., State Street Bank and Trust Company of California, N.A. as Escrow Agent, and certain shareholders of Progressive System Technologies, Inc.

         2.3* Common Stock Purchase Agreement, dated as of May 26, 1999, among Asyst Technologies, Inc. and the purchasers thereto.

         4.1               Reference is made to Exhibits 2.1 and 2.2.

         23.1              Consent of Arthur Andersen LLP

         23.2              Consent of Ernst & Young LLP

         99.1* Press release announcing the execution of the Letter of Intent.

         99.2* Press release announcing the consummation of the acquisition and the private placement.

* Previously filed with Registrant's Current Report on Form 8-K, dated June 17, 1999 and filed June 18, 1999.

                         Index to Financial Statements

The Financial Statements required by this item are submitted in a separate section beginning on page 12 of this report.
                                                                         Page
                                                                         ----
        Report of Independent Public Accountants                          12
        Report of Independent Auditors                                    13
        Consolidated Balance Sheets                                       14
        Consolidated Statements of Operations                             15
        Consolidated Statements of Shareholders' Equity                   16
        Consolidated Statements of Cash Flows                             17
        Notes to Consolidated Financial Statements                        18

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Asyst Technologies, Inc.:

     We have audited the accompanying consolidated balance sheets of Asyst Technologies, Inc. (a California corporation) and subsidiaries (the "Company") as of March 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Progressive System Technologies, Inc. (a Texas corporation) and subsidiary ("PST"), a company acquired in June 1999 in a transaction accounted for as a pooling of interests, as discussed in Note 15. Such statements are included in the consolidated financial statements of the Company and reflect total assets of 4 percent and 7 percent of the consolidated total for 1999 and 1998, respectively, and total revenues of 10 percent, 10 percent and 11 percent of the consolidated total for 1999, 1998, and 1997, respectively. These statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to amounts included for PST, is based solely upon the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Asyst Technologies, Inc. and subsidiaries as of March 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1999, in conformity with generally accepted accounting principles.


                                             ARTHUR ANDERSEN LLP

San Jose, California
August 12, 1999

                        REPORT OF INDEPENDENT AUDITORS


To Board of Directors and Stockholders
Progressive System Technologies, Inc.

     We have audited the accompanying consolidated balance sheets of Progressive System Technologies, Inc. and its subsidiary as of December 31, 1998, 1997, and 1996 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial statement position of Progressive System Technologies, Inc. and its subsidiary as of December 31, 1998, 1997, and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that Progressive System Technologies, Inc. will continue as a going concern. As more fully described in Note 10, the Company has sustained operating losses and has a working capital deficiency. In addition, the Company has not complied with certain covenants of loan agreements with banks. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflects the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                             ERNST & YOUNG LLP

Austin, Texas
May 7, 1999

                   ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                 (Dollars in thousands, except share amounts)

                                    ASSETS
                                                                                                      March 31,
                                                                                             ------------------------
                                                                                                1999           1998
                                                                                             ----------     ---------
CURRENT ASSETS:
    Cash and cash equivalents......................................................           $   6,382     $  15,006
    Short-term investments.........................................................              29,380        70,487
    Accounts receivable, net of allowances for doubtful accounts of  $ 1,947 and
       and $1,369 in 1999 and 1998, respectively...................................              14,511        29,879
    Inventories....................................................................              19,373        22,856
    Deferred tax asset.............................................................              19,142            --
    Prepaid expenses and other.....................................................               3,474        12,035
    Net current assets of discontinued operations..................................                  --         1,438
                                                                                             ----------     ---------
                      Total current assets.........................................              92,262       151,701
                                                                                             ----------     ---------

PROPERTY AND EQUIPMENT:
    Leasehold improvements.........................................................               5,259         4,720
    Machinery and equipment........................................................              12,536         7,358
    Office equipment, furniture and fixtures.......................................              12,713        11,526
                                                                                             ----------     ---------
                                                                                                 30,508        23,604
    Less-- Accumulated depreciation and amortization...............................             (17,585)      (10,844)
                                                                                             ----------     ---------
                                                                                                 12,923        12,760
    OTHER ASSETS, net of accumulated amortization of
        $4,021 and $1,414 in 1999 and 1998, respectively...........................              19,103         2,041
                                                                                             ----------     ---------
                                                                                              $ 124,288     $ 166,502
                                                                                             ==========     =========

                         LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    Current portion of long-term debt..............................................           $   2,190     $   3,215
    Accounts payable...............................................................               5,055         9,850
    Accrued liabilities and other..................................................              10,051        14,138
    Customer deposits..............................................................               1,806         1,357
    Income taxes payable...........................................................                 676           606
                                                                                             ----------     ---------
                      Total current liabilities....................................              19,778        29,166
                                                                                             ----------     ---------

LONG-TERM DEBT, net of current portion.............................................               2,876         3,086
                                                                                             ----------     ---------

COMMITMENTS AND CONTINGENCIES (See Note 8 and 17):

REDEEMABLE CONVERTAIBLE PREFERRED STOCK (See note 6) ..............................               5,000         5,000
                                                                                             ----------     ---------

SHAREHOLDERS' EQUITY:

    Preferred Stock, no par value
        Authorized shares -- 4,000,000
        Outstanding shares-- none..................................................                  --            --
    Common Stock, no par value
        Authorized shares -- 20,000,000
        Outstanding shares -- 11,598,699 and 12,134,602 shares
           in 1999 and 1998, respectively..........................................             111,851       115,934
    Retained earnings (deficit)....................................................             (15,217)       13,316
                                                                                             ----------     ---------
                      Total shareholders' equity...................................              96,634       129,250
                                                                                             ----------     ---------
                                                                                              $ 124,288     $ 166,502
                                                                                             ==========     =========

  The accompanying notes are an integral part of these consolidated balance sheets.

                   ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
          (Dollars in thousands, except share and per share amounts)

                                                                                Fiscal Year Ended March 31,
                                                                            ------------------------------------
                                                                               1999         1998         1997
                                                                            ----------   ----------   ----------
   NET SALES...........................................................     $  92,948    $  182,290   $ 152,303
   COST OF SALES.......................................................        59,895       102,392      91,601
                                                                            ---------    ----------   ---------
      Gross profit.....................................................        33,053        79,898      60,702
                                                                            ---------    ----------   ---------

   OPERATING EXPENSES:
      Research and development.........................................        18,027        16,567      11,391
      Selling, general and administrative..............................        41,859        37,658      31,397
      In-process research and development of acquired business.........         7,100            --       1,335
      Restructuring....................................................         5,542            --          --
                                                                            ---------    ----------   ---------
         Total operating expenses......................................        72,528        54,225      44,123
                                                                            ---------    ----------   ---------
         Operating income (loss).......................................       (39,475)       25,673      16,579
                                                                            ---------    ----------   ---------

   OTHER INCOME (EXPENSE):
      Interest income..................................................         2,627         1,391         810
      Interest expense.................................................          (872)         (389)       (148)
      Other income (expense)...........................................           (18)          785         (78)
                                                                            ---------    ----------   ---------
         Other income (expense), net...................................         1,737         1,787         584
                                                                            ---------    ----------   ---------

         Income (loss) from continuing operations before provision
            (benefit) for income taxes.................................       (37,738)       27,460      17,163

   PROVISION (BENEFIT) FOR INCOME TAXES................................       (10,807)       10,258       7,173
                                                                            ---------    ----------   ---------
   INCOME (LOSS) FROM CONTINUING OPERATIONS............................       (26,931)       17,202       9,990

   DISCONTINUED OPERATIONS:
      Loss from operations of Asyst Automation, Inc.,
         Net of applicable income taxes................................            --            --      (6,092)
      Loss on closure of Asyst Automation, Inc.,
         Net of applicable income taxes................................            --        (1,840)     (8,573)
                                                                            ---------    ----------   ---------

   NET INCOME (LOSS)                                                       $ (26,931)     $  15,362    $ (4,675)
                                                                           =========      =========    =========

   BASIC EARNINGS (LOSS) PER SHARE:
      Income (loss) per share from continuing operations...............    $   (2.30)     $    1.51    $   0.96
                                                                           =========      =========    ========
      Net income (loss) per share......................................    $   (2.30)     $    1.34    $  (0.45)
                                                                           =========      =========    ========

   DILUTED EARNINGS (LOSS) PER SHARE:
      Income (loss) per share from continuing operations...............    $   (2.30)     $    1.41    $   0.94
                                                                           =========      =========    ========
      Net income (loss) per share......................................    $   (2.30)     $    1.26    $  (0.44)
                                                                           =========      =========    ========

   SHARES USED IN THE PER SHARE CALCULATION:
      Basic earnings (loss)  per share.................................       11,730         11,429      10,363
                                                                           =========      =========    ========
      Diluted earnings (loss) per share................................       11,730         12,228      10,643
                                                                           =========      =========    ========

The accompanying notes are an integral part of these consolidated financial statements.

                           ASYST TECHNOLOGIES, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 (Dollars in thousands, except share amounts)

                                                                                                       Retained         Total
                                                      Common Stock            Repurchased Shares       Earnings      Shareholders'
                                                 Shares          Amount       Shares       Amount      (Deficit)        Equity
                                              --------------   ----------    ---------    ---------   -----------    -------------
BALANCE, MARCH 31, 1996                         10,092,181     $  62,187           --    $      --    $    2,766     $   64,953
    Common stock used for
      exercise of stock options...........         224,920         1,149           --           --            --          1,149
    Stock issued for acquisition..........         259,480         2,235           --           --            --          2,235
    Employee stock purchase plan..........          88,500           640           --           --            --            640
    Tax benefit realized from activity
      in employee stock option plans......              --           147           --           --            --            147
    Distributions to PST shareholders....               --            --           --           --          (137)          (137)
    Net loss..............................              --            --           --           --        (4,675)        (4,675)
                                              -------------    ---------     --------    ---------    ----------     ----------

BALANCE, MARCH 31, 1997                         10,665,081        66,358           --           --        (2,046)        64,312
    Common stock used for
      exercise of stock options...........         385,841         3,313           --           --            --          3,313
    Common stock used for private
      Placement...........................       1,000,000        42,920           --           --            --         42,920
    Employee stock purchase plan..........          83,680           928           --           --            --            928
    Issuance of PST warrants..............              --           174           --           --            --            174
    Tax benefit realized from activity
      in employee stock option plans......              --         2,241           --           --            --          2,241
    Net income............................              --            --                        --        15,362         15,362
                                              -------------    ---------     --------    ---------    ----------     ----------

BALANCE, MARCH 31, 1998...................      12,134,602       115,934           --           --        13,316        129,250
    Repurchased common stock..............              --            --     (865,800)     (11,472)           --        (11,472)
    Common stock used for
      exercise of stock options...........          25,685           178      184,817        2,450        (1,499)         1,129
    Stock options issued in acquisition...              --         1,900           --           --            --          1,900
    Employee stock purchase plan..........          67,523           725       51,872          687          (103)         1,309
    Issuance of PST warrants..............              --           337           --           --            --            337
    Tax benefit realized from activity in
      employee stock option plans.........              --         1,112           --           --            --          1,112
    Net loss..............................              --            --           --           --       (26,931)       (26,931)
                                              -------------    ---------     --------    ---------    ----------     ----------


BALANCE, MARCH 31, 1999...................      12,227,810     $ 120,186     (629,111)   $  (8,335)   $  (15,217)    $   96,634
                                              ============     =========     ========    =========    ==========     ==========

The accompanying notes are an integral part of these consolidated financial statements.

                   ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Dollars in thousands)

                                                                                    Fiscal Year Ended March 31,
                                                                                  ---------------------------------
                                                                                    1999         1998        1997
                                                                                  ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)......................................................       $(26,931)   $  15,362   $  (4,675)
    Adjustments to reconcile net income (loss) to net cash provided by
      (used by) operating activities -- ...................................
         Loss from operations of discontinued operations...................             --           --       6,092
         Loss on closure of discontinued operations........................             --        1,840       8,573
         Changes in net current assets of discontinued operations..........          1,438         (529)     (8,178)
         Depreciation and amortization expense.............................          7,825        5,189       2,984
         Discount on accretion on bank debt................................            148           --          --
         Change in provision for doubtful accounts.........................           (133)       2,269        (300)
         Non-cash restructuring expense....................................            784           --          --
         Write-down of inventories.........................................          1,837           --          --
         Tax benefit associated with employee stock option plans...........          1,112        2,241         147
         Purchased in-process research and development.....................          7,100           --       1,335
    Changes in assets and liabilities, net of acquisition of FluoroTrac(R)
        product line and Hine Design Incorporated:
         Accounts receivable...............................................         16,722        4,863      (8,029)
         Inventories.......................................................          5,488        2,355        (661)
         Deferred tax asset................................................        (11,445)       3,902      (6,051)
         Prepaid expenses and other........................................            194       (3,186)      1,164
         Other assets, net.................................................           (605)         (70)       (546)
         Accounts payable..................................................         (5,674)      (4,648)      4,669
         Accrued liabilities and other.....................................         (5,183)       2,919       4,932
         Customer deposits.................................................            449       (2,224)     (6,087)
         Income taxes payable..............................................             70       (1,904)       (685)
                                                                                  --------    ----------  ----------
            Net cash provided by (used by) operating activities............         (6,804)      28,379      (5,316)
                                                                                  --------    ----------  ----------

 CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of short-term investments....................................        (38,680)    (326,737)     (7,000)
    Sale of short-term investments.........................................         79,787      257,250       8,005
    Purchase of property and equipment, net................................         (5,032)      (5,094)     (4,505)
    Cash used in the acquisition of the FluoroTrac product line............         (2,794)          --          --
    Cash used in the acquisition of Hine Design Incorporated...............        (12,433)          --          --
                                                                                  --------    ----------  ----------
            Net cash provided by (used by) investing activities............         20,848      (74,581)     (3,500)
                                                                                  --------    ----------  ----------

 CASH FLOWS FROM FINANCING ACTIVITIES:
    Cash used in the reduction of debt assumed in the acquisition
        of Hine Design Incorporated........................................        (12,479)          --          --
    Issuance of common stock...............................................          2,438       47,161       1,789
    Cash used to repurchase common stock...................................        (11,472)          --          --
    Borrowings under line of credit agreements.............................             15          163       6,123
    Payments under line of credit agreements...............................         (1,864)        (590)     (3,712)
    Proceeds from issuance of redeemable preferred stock...................             --           --       5,000
    Proceeds from issuance of subordinated debt and note payable to bank...            912        3,481          --
    Repayments of debt.....................................................           (218)        (258)     (1,246)
    Distributions to stockholders..........................................             --           --        (137)
            Net cash provided by (used by) financing activities............        (22,668)      49,957       7,817
                                                                                  --------    ----------  ----------

 INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..........................         (8,624)       3,755        (999)
 CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..............................         15,006       11,251      12,250
                                                                                  --------    ----------  ----------

 CASH AND CASH EQUIVALENTS, END OF YEAR....................................       $  6,382    $  15,006   $  11,251
                                                                                  ========    ==========  ==========

 The accompanying notes are an integral part of these consolidated financial statements.

1. ORGANIZATION OF THE COMPANY:

     Asyst Technologies, Inc. (the "Company") was incorporated in California on May 31, 1984, for the purpose of designing, developing, manufacturing and marketing minienvironment systems utilized primarily in clean rooms for semiconductor manufacturing. These systems are designed to reduce contamination of in-process wafers by isolating processing equipment and wafers in ultra clean minienvironments within a cleanroom production facility.

     On June 2, 1999, the Company completed its acquisition of 100 percent of the common stock of Progressive System Technologies, Inc. ("PST"), a Texas corporation that manufactures wafer-sorting equipment used by semiconductor manufacturers. The acquisition was accounted for as a pooling of interest. Accordingly, the Company's consolidated financial statements for all periods presented have been restated to include the financial statements of PST (see
Note 15).

     In July 1998, the Company acquired 100 percent of the common stock of Hine Design Incorporated ("HDI"), a Delaware Corporation in a transaction accounted for using the purchase method of accounting. HDI manufactures robots used primarily in tools supplied by original equipment manufacturers ("OEMs") to semiconductor manufacturers. (See Note 14).

     In January 1997, the Company adopted a formal plan to discontinue the operations of its subsidiary, Asyst Automation, Inc. ("AAI"), which manufactured interbay automation products that automate the transport, storage and handling of individual silicon wafers and other wafer containers during the semiconductor manufacturing process. The consolidated statements and the related notes to the consolidated financial statements and supplemental data have been adjusted and restated to reflect the results of operations and net assets of AAI as discontinued operations in the quarter ended December 31, 1996 (See Note 11).

     Asyst Software, Inc. ("ASI") was incorporated in the state of Delaware in January 1996. The Company develops software integration solutions to tie OEM tools to the manufacturing facilities operating system and to automate material control throughout a semiconductor fabrication facility. In November 1996, the Company through its subsidiary, ASI, acquired Radiance Systems, Inc. ("RSI") (See Note 12). In September 1998, through a plan to restructure its operations (See Note 4), the Company consolidated the activities related to its software business.

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

2. SIGNIFICANT ACCOUNTING POLICIES:

   Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less from the date of purchase to be cash and cash equivalents. The carrying value of the cash equivalents approximates their current fair market value.

   Short-term Investments

     As of March 31, 1999 and 1998, the Company's short-term investments consist of liquid debt investments with maturities, at the time of purchase, greater than three months and less than one year. All such investments have been classified as "available-for-sale" and are carried at fair value, with unrealized holding gains and losses, net of taxes reported, which have not been material to date, as a separate component of shareholders' equity. The cost of the debt security is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization, interest income, realized gains and losses and declines in value that are considered to be other than temporary, are included in other income (expense), net, on the accompanying consolidated statements of operations. There have been no declines in value that are considered to be other than temporary for any of the three years in the period ended March 31, 1999. The cost of investments sold is based on specific identification. The Company does not intend to hold the individual securities for greater than one year.

     Short-term investments by security type are as follows (dollars in thousands):

                                                                                               March 31,
                                                                                         -------------------
                                                                                           1999       1998
                                                                                         ---------   -------
           Debt  securities  issued  by  States  of  the  United  States  and
            political subdivisions of the States.....................................     $12,780   $50,487
           U.S. Corporate debt securities............................................      16,600    20,000
                                                                                           ------    ------
               Total                                                                      $29,380   $70,487
                                                                                           ======    ======

   Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market and include materials, labor and manufacturing overhead costs. Provisions, when required, are made to reduce excess and obsolete inventories to their estimated net realizable values. Inventories of continuing operations consisted of the following (dollars in thousands):

                                                                                                March 31,
                                                                                           -----------------
                                                                                             1999     1998
                                                                                           -------   -------
           Raw materials.............................................................      $16,119   $16,934
           Work-in-process and finished goods........................................        3,254     5,922
                                                                                           -------   -------
                                                                                           $19,373   $22,856
                                                                                           =======   =======

   Property and Equipment

      Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets (or over the lease term if it is shorter for leasehold improvements) which range from two to five years.

   Software Development Costs

     The Company capitalizes eligible software development costs upon the establishment of technological feasibility, which the Company has defined as completion of a working model. For fiscal years 1999, 1998 and 1997, costs which were eligible for capitalization, after consideration of factors such as realizable value, were insignificant and, thus, the Company has charged all software development costs to research and development expense in the accompanying consolidated statements of operations.

   Accrued Liabilities and other

     Accrued liabilities and other consisted of the following (dollars in thousands):

                                                                                               March 31,
                                                                                           -----------------
                                                                                            1999      1998
                                                                                           -------   -------
           Accrued warranty costs..................................................        $ 1,809   $ 4,053
           Accrued payroll and payroll related costs...............................          3,841     5,468
           Accrued restructuring costs (See Note 4)................................          2,550        --
           Other accrued liabilities...............................................          1,851     4,617
                                                                                           -------   -------
                                                                                           $10,051   $14,138
                                                                                           =======   =======

   Revenue Recognition

     The Company recognizes revenues from standard products and custom enclosures at the time of shipment to the customer assuming no significant obligations remain. The Company records reserves for anticipated product returns, installation costs and warranty costs at the time of shipment based on historical and anticipated rates of return and cost, as appropriate. The Company generally sells products on net 30-day payment terms. Prepayments are sometimes required on orders that involve significant engineering. As of March 31, 1999 and 1998, the Company has received prepayments of approximately $1.8 million and $1.4 million, respectively, which is reflected as customer deposits in the accompanying consolidated balance sheet.

     The Company accounts for software revenue in accordance with the American Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition." Revenues for integration software work are recognized on a percentage of completion. Software license revenue, which is not material to the consolidated financial statements, is recognized when the software ships; payment is due within one year; collectibility is probable and there are no significant obligations remaining.

   Comprehensive Income

     In 1999, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income," which establishes standards for reporting and presentation of comprehensive income. SFAS No. 130, which was adopted by the Company in the first quarter of 1999, requires companies to report a new measure of income (loss). Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners and is to include unrealized gains and losses that have historically been excluded from net income (loss) and reflected instead in equity. The Company has not had any such transactions or events during the periods and therefore comprehensive income (loss) is the same as the net income
(loss) reported in the consolidated financial statements.

   Concentration of Credit Risk

     Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash investments and accounts receivable. The Company has a cash investment policy that limits cash investments to short-term, low risk investments. As of March 31, 1999 and 1998, approximately 63 percent and 55 percent, respectively, of accounts receivable, net, were concentrated with ten customers. In addition, as of March 31, 1999 and 1998, approximately 68 percent and 43 percent, respectively, of accounts receivable, net, respectively were due from customers located in Japan, Singapore, Taiwan and the United Kingdom. As of March 31, 1999, approximately 14 percent and 11 percent of the total accounts receivable, net, were due from two customers located in Taiwan. As of March 31, 1998, approximately 18 percent of the total accounts receivable, net, was due from a single customer in Taiwan. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, does not require collateral on accounts receivable as the majority of the Company's customers are large, well established companies. The allowance for non-collection of accounts receivable is based upon the expected collectibility of all accounts receivable.

   Common Stock Split

     On July 21, 1997, the Board of Directors declared a two-for-one stock split of the Company's Common Stock in the form of a stock dividend. The stock dividend was paid on August 22, 1997 to the holders of record on August 1, 1997. All share and per share data, including common stock equivalents, have been adjusted to give effect to the split.

   Patents

     The Company capitalizes the direct costs associated with obtaining patents. The costs, which are included in other assets, net in the accompanying consolidated balance sheets, are being amortized using the straight-line method over the expected useful lives of the patents of 10 years. Accumulated amortization was approximately $0.7 million and $0.6 million as of March 31, 1999 and 1998, respectively.

   Foreign Currency Translation

     The functional currency of the Company's foreign subsidiaries is the U.S. dollar. Accordingly, foreign translation and foreign exchange gains and losses, which have not been material, are reflected in other income (expense) in the accompanying consolidated statements of operations.

   Intangible Assets

     The realizability of intangible assets (See Note 12, 13 and 14), which are included in other assets, net, in the accompanying consolidated balance sheet, is evaluated periodically as events or circumstances indicate a possible inability to recover the net carrying amount. Such evaluation is based on various analyses, including cash flow and profitability projections that incorporate, as applicable, the impact on existing lines of business. The analyses involve a significant level of management judgment in order to evaluate the ability of the Company to perform within projections. During the year ended March 31, 1999, the Company determined that an impairment loss had occurred related to the intangibles associated with the acquisition of RSI (See Note 12).

   New Accounting Pronouncement

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. It requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met and that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000 and cannot be applied retroactively. The Company has not yet determined the effect SFAS No. 133 will have on its financial position, results of operations or cash flows.

   Earnings Per Share

     Earnings per share has been reported based upon SFAS No. 128, "Earnings Per Share," which requires presentation of basic and diluted earnings per share. Basic earnings per share has been computed using the weighted average number of actual common shares outstanding, while diluted earnings per share has been computed using the weighted average number of common and common equivalent shares outstanding. Common equivalent shares used in the computation of diluted earnings per share result from the assumed exercise of stock options and warrants, using the treasury stock method and the conversion of the redeemable convertible preferred stock. For the year ended March 31, 1999, the number of shares used in the computation of diluted earnings (loss) per share was the same as those used for the computation of basic earnings (loss) per share due to potentially dilutive securities of 745,765 being not included in the computation of diluted earnings (loss) per common share because to do so would reduce the loss per share.

     The Company adopted SFAS No. 128 as of December 31, 1997 and restated all prior periods. The reconciliation of the numerators and denominators of the basic and diluted earnings per share computations are as follows (dollars in thousands, except per share amounts):

                                                                          Income            Shares        Per Share
                                                                        (Numerator)      (Denominator)      Amount
                                                                        -------------  -----------------  ----------
FOR YEAR ENDED MARCH 31, 1997
    Basic Earnings Per Share:
       Income from continuing operations available to common
         shareholders..............................................        $ 9,990          10,363         $  0.96
                                                                                                           =======
       Common shares issuable upon conversion of redeemable
         preferred stock...........................................             --              34
       Common shares issuable upon exercise of stock options and
         warrants using the treasury method........................             --             246
                                                                         ---------       ---------

    Diluted Earnings Per Share:
       Income from continuing operations available to common
         shareholders plus assumed conversions.....................      $   9,990          10,643         $  0.94
                                                                         =========       =========         =======

FOR YEAR ENDED MARCH 31, 1998
    Basic Earnings Per Share:
       Income from continuing operations available to common
         shareholders..............................................       $ 17,202          11,429         $  1.51
                                                                                                           =======
       Common shares issuable upon conversion of redeemable
         preferred stock...........................................             --              34
       Common shares issuable upon exercise of stock options and
         warrants using the treasury method........................             --             765
                                                                         ---------       ---------

    Diluted Earnings Per Share:
       Income from continuing operations available to common
         shareholders plus assumed conversions.....................       $ 17,202          12,228         $  1.41
                                                                         =========       =========         =======

FOR YEAR ENDED MARCH 31, 1999
    Basic Earnings (loss) Per Share:
       Loss from continuing operations available to common
         shareholders..............................................       $(26,931)         11,730         $ (2.30)
                                                                                                           =======
       Common shares issuable upon exercise of stock options and
         warrants using the treasury method........................             --              --
                                                                         ---------       ---------


    Diluted Earnings (loss) Per Share:
       Loss from continuing operations available to common
         shareholders plus assumed conversions.....................       $(26,931)         11,730         $ (2.30)
                                                                         =========       =========         =======

   Reclassifications

     Prior years' amounts have been reclassified where necessary to conform with the fiscal 1999 presentation.

3.  SUPPLEMENTAL STATEMENTS OF CASH FLOWS DISCLOSURES:

     Cash paid for interest and domestic and foreign income taxes was as follows (dollars in thousands):

                                                                                       Fiscal Year Ended March 31,
                                                                                       ---------------------------
                                                                                        1999      1998     1997
                                                                                        -----   -------  -------
           Interest...............................................................      $ 658   $  392   $   182
           Income taxes...........................................................      $ 536   $5,037   $ 3,328

     Non-cash transactions (dollars in thousands):

           Reduction of accounts receivable, net in exchange for return of
           inventories.......................................................           $ --   $3,204  $     --

4.  RESTRUCTURING CHARGE:

     In the year ended March 31, 1999 the Company underwent significant restructuring of its operations to reduce its costs structure in response to the
49.0 percent in reduction in net sales. The Company also is in the process of restructuring activities in Japan and Europe to reposition its activities to compete more effectively. In addition, the Company is repositioning its product offerings to eliminate low margin products, or software services that have high risks of failure. The following table summarizes restructuring charges by geographic region (dollars in thousands):

                                                                          Cash outlays
                                                                             as of         Ending
                                                             Expensed    March 31, 1999    Accrual
                                                            -----------  ---------------  ----------
             Europe
                 Severance................................. $1,732       $1,050            $  682
                 Facilities................................    336          235               101
                 Other.....................................    437          130               307
             Japan
                 Severance.................................    150           75                75
                 Other.....................................     35           --                35
             US
                 Severance.................................    700          500               200
                 Facilities................................    550          300               250
                 Other.....................................  1,002          102               900
             Non-cash                                          600          N/A               N/A
                                                            ------       -------           --------
                 Total                                      $5,542       $2,392            $2,550
                                                            ======       =======           ========

     The restructurings have resulted in terminating the employment of 110 U.S. employees and 30 international employees. Management had formal plans for each of the activities undertaken and all affected employees were notified of the actions. As of March 31, 1999, all of the employees affected have been terminated except one in Japan and eight in Europe. All of those employees were informed prior to March 31, 1999 and the Company expects to complete the termination process of these employees by July 3, 1999. Facilities impacted by these restructuring activities either have been vacated as of March 31, 1999 or will be vacated by July 3, 1999. Other costs include expenses incurred for consultants and legal services, equipment or service buy-out cost and any estimated incremental costs associated with the closure of facilities or completion of other contractual obligations.

5. LONG-TERM DEBT:

     Long-term debt consisted of the following (dollars in thousands):

                                                                                                March 31,
                                                                                         ---------------------
                                                                                           1999        1998
                                                                                         --------    ---------
           Bank line of credit.....................................................      $ 1,169    $ 3,018
           Subordinated notes payable..............................................        4,000      3,000
           Note payable to bank....................................................          237        403
           Note payable to shareholder.............................................           23         54
           Discount on subordinated notes payable..................................         (363)      (174)
                                                                                         -------    -------
                                                                                           5,066      6,301
           Less: Current maturities                                                       (2,190)    (3,215)
                                                                                         -------    -------
           Long-term debt, net of current maturities                                     $ 2,876    $ 3,086
                                                                                         =======    =======

   Line of Credit

     PST has a $4 million revolving line of credit with a bank, with interest payable monthly at the bank's prime rate plus 1.5% (9% at March 31, 1999), maturing on May 26, 1999. At March 31, 1999, there was $1,169,000 outstanding under this line. The revolving line of credit is collateralized by equipment, inventory, general intangibles, accounts receivable and other property and contains certain covenants, including restrictions on dividend payments, and requires PST to meet certain financial reporting requirements. At March 31, 1999, PST was not in compliance with the covenants, and therefore, had no additional borrowing capacity on the line of credit. In June 1999, the entire balance was repaid.

   Subordinated Notes Payable

     In December 1997, PST issued a $3 million subordinated promissory note to an investment company, with interest payable monthly of 13 percent and maturing on December 24, 2002. The note is subordinated to obligations owed to the bank and is collateralized by equipment, inventory, general intangibles, accounts receivable and other property. The note contains certain covenants, including restrictions on dividends and debt. In connection with the issuance of the subordinated note in December 1997, PST issued two warrants to purchase 268,538 and 89,513 shares of PST common stock at $0.01 per share. The warrants expire on December 24, 2007 and 2008, respectively, and have been accounted for as a discount to the notes, which is being amortized to expense over the life of the loan. As of March 31, 1999, the unamortized discount on the subordinated note was $194,000.

     In October 1998, PST issued a $1.5 million subordinated promissory note to the holders of redeemable preferred stock to be issued in three closings, each $500,000. Interest accrues annually at 10 percent for the first six months outstanding and annually at 15 percent, thereafter. As of March 31, 1999, $1.5 million was outstanding. The notes, which are due on demand by the holders, or upon a liquidation event of PST, are collateralized by equipment, inventory, general intangibles, accounts receivable and other property. The notes have a conversion feature whereby the holders have the option, but not the obligation, to convert all of the principal amount of the notes and all accrued interest thereon into shares of equity to be issued by PST. In connection with the issuance of the subordinated note in October 1998, PST issued two warrants to purchase 272,325 and 181,550 shares of PST common stock at $0.01 per share. The warrants expire on October 16, 2008 and December 1, 2008, respectively, and have been accounted for as a discount to the notes, which is being amortized to expense over the life of the loan. As of March 31, 1999, the unamortized discount on the subordinated note was $169,000. On June 2, 1999, $4.9 million of subordinated notes plus accrued interest were converted into 225,190 shares of Asyst common stock.

   Note Payable to Bank

     As of March 31, 1999, PST had $237,000 outstanding under a term loan agreement with a bank (the "Term Loan"), which bears interest at prime plus 2 percent (9.75 percent at March 31, 1999) and expires in May 2000. Principal payments of $14,000 plus interest are due monthly. The Term Note is collateralized by equipment, inventory, general intangibles, accounts receivable and other property and contains certain covenants, including restrictions on dividends and debt. In June 1999, the entire principal balance was repaid.


   Note payable to Shareholder

     As of March 31, 1999, PST had $23,000 outstanding under a term loan agreement with a shareholder, which bears interest at 12 percent and expires in July 1999. Principal payments of $8,000 plus interest are due quarterly. In June 1999, the entire principal balance was repaid.

At March 31, 1999, maturities of all long-term debt are as follows (dollars in thousands):


       2000..........................................................    $2,359
       2001..........................................................        70
       2002..........................................................        --
       2003..........................................................     3,000
       2004..........................................................        --
                                                                         ------
                                                                         $5,429
                                                                         ======

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK:

     PST has authorized the issuance of up to 5,000,000 shares of preferred stock and has designated 4,504,505 of the preferred shares to be Series A Preferred Stock. In January 1996, PST issued the Series A Preferred Stock to outside investors for consideration of $5,000,000. The holders of these preferred shares are entitled to, among other things, cumulative dividend preferences, liquidation preferences, conversion rights, redemption rights and voting rights, as set forth in PST's Certificate of Designation of Rights and Preferences of Series A Preferred Stock. The Series A Preferred Stock accrues annual dividends equal to 8% of the original purchase price paid per share. The dividends are cumulative and any unpaid amounts are added to the original purchase price for purposes of calculating succeeding years' dividends. At March 31, 1999, cumulative unpaid dividends were $1,299,000. The liquidation price is equal to $1.11 per share, subject to certain antidilution provisions, plus all accrued and unpaid dividends. The Series A Preferred Stock is convertible at any time into PST common stock on a one-for-one basis subject to certain antidilution provisions. At March 31, 1999, such conversion rate equaled one-for-one. The Series A Preferred Stock are first redeemable on October 30, 2000 at the election of the holders of at least 67% of the then outstanding Series A Preferred Stock. In connection with the merger with PST, all outstanding shares of redeemable preferred stock plus all cumulative unpaid dividends were converted into 5,347,137 shares of PST common stock, which were then converted into 40,686 shares of Asyst common stock.

7. COMMON STOCK:

     As of March 31, 1999, the following shares of common stock were reserved for issuance:


       Employee Stock Option Plans................................... 3,598,597
       Non-employee Director's Stock Option Plan.....................   244,374
       Employee Stock Purchase Plan..................................   250,553
       Conversion of PST redeemable preferred stock..................    34,275
       Conversion of all outstanding PST warrants and stock options..    21,313
                                                                      ---------
                                                                      4,149,112
                                                                      =========

   Private Placement

     On September 30, 1997, the Company completed a private placement of one million unregistered shares of its common stock at $42.92 per share to a group of mutual funds managed by a single, large, institutional investment management company, generating net proceeds to the Company of $42.9 million. The Company filed a registration statement with the Securities Exchange Commission on Form S-3, which became effective on December 1, 1997, for the resale of the securities. The proceeds from such private placement augmented the Company's working capital.

   Stock Repurchase Program

     In June 1998, the Board of Directors of the Company, authorized a stock repurchase program whereby up to 2,000,000 shares of its Common Stock may be repurchased by the Company, from time-to-time at market prices, and as market and business conditions warrant, in the open market, or in negotiated transactions, using existing cash. The Company utilized a portion of the reacquired shares for common stock required by the Employee Stock Option and Employee Stock Purchase Plan activity. The Company used the first-in, first-out method and the excess of repurchase cost over reissuance price, if any, was treated as a reduction of retained earnings. On April 19, 1999, the Company rescinded the stock repurchase program. As of March 31, 1999, and up to the date the stock repurchase program was rescinded, the Company had repurchased 865,800 shares of common stock at an aggregate cost of approximately $11.5 million.

     In conjunction with the acquisition of PST (see Note 15), the Company also completed a private placement of 625,000 shares of its Common Stock to eight institutional investors. The private placement, which closed in May 1999 was priced at $18.00 per share, for aggregate proceeds of approximately $11.3 million. The purpose of the private placement was to untaint shares of Common Stock to obtain pooling of interest accounting treatment for the acquisition of PST. The proceeds will be used for general corporate purposes.

   Shareholders' Rights' Plan

     The Company has adopted a Shareholders Rights Plan under which all shareholders of record, as of July 10, 1998 (the "Record Date"), received a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, without par value per share, (the "Common Shares") of the Company. The Rights will also attach to new Common Shares issued after the Record Date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, without par value per share, (the "Preferred Shares") of the Company at a price of $140 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. Each Preferred Share is designed to be the economic equivalent of 100 Common Shares.

   Asyst Stock Option Plans

     Under the Company's stock option plans, options are granted for ten year periods and become exercisable ratably over a vesting period of four years, or as determined by the Board of Directors'. Under the 1986 Plan (the "86 Plan"), which was terminated in 1994, there are no further options available for issuance. Under the 1993 Plan (the "93 Plan"), as amended, 2,600,000 shares of common stock are reserved for issuance thereunder. The 93 Plan provides for the grant of both incentive stock options and non-qualified stock options to key employees and consultants of the Company. Under the 93 Plan, options may be granted at prices not less than the fair market value of the Company's common stock at grant date (85 percent for non-qualified options). Under the 1993 Non-Employee Directors' Stock Plan (the "Directors' Plan"), as amended, 250,000 shares of common stock are reserved for issuance thereunder.

      Activity in the Company's stock option plans is summarized as follows (prices are weighted average prices):

                                                               Fiscal Year Ended March 31,
                                        ---------------------------------------------------------------------------
                                                 1999                       1998                      1997
                                        -----------------------    ------------------------    --------------------
                                          Shares        Price       Shares         Price        Shares      Price
                                        ----------    ---------   ----------     ---------    ---------    -------
Options outstanding, beginning of year  1,791,273       $13.96    1,648,220       $11.87      1,433,994     $11.58
Granted............................     1,930,128         9.87    1,119,745        16.11        790,152      10.37
Exercised..........................      (210,502)       (5.53)    (385,841)        8.59       (224,920)      5.09
Canceled...........................      (148,056)      (14.98)    (590,851)       15.72       (351,006)     11.78
                                        ----------      ------    ---------       ------      ---------     ------

Options outstanding, end of year...     3,362,843       $12.10    1,791,273       $13.96      1,648,220     $11.84
                                        ==========      ======    =========       ======      =========     ======

Exercisable, end of year...........     1,492,949       $12.59      554,456       $11.05        472,742     $11.04
                                        ==========      ======    =========       ======      =========     ======

     The following table summarizes the stock options as of March 31, 1999 (prices and contractual life are weighted averages):

                                               Options Outstanding                       Exercisable Options
                                     -----------------------------------------       ----------------------------
                                                         Remaining
                                         Number         Contractual     Exercise          Number          Exercise
  Actual Range of Exercise Prices      Outstanding         Life           Price        Exercisable         Price
  -------------------------------      -----------         ----           -----        -----------         -----
        $    .25  - $   .25                  7,000         8.37       $    .25               6,333      $    .25
             .84  -     .84                 23,547         9.33            .84               9,680           .84
            1.67  -    2.09                 27,258         9.33           2.05              20,815          2.03
            4.50  -    6.27                160,001         5.99           6.14             153,458          6.14
            6.88  -   10.25              1,522,180         8.57           8.17             406,780          9.10
           10.84  -   15.00              1,155,332         8.47          13.14             693,343         13.27
           16.38  -   24.31                287,543         7.93          21.18             158,222         21.33
           24.88  -   38.75                179,982         8.67          32.84              44,318         34.21
           -----      -----            -----------         ----          -----           ---------         -----

        $    .25  - $ 38.75              3,362,843         8.37       $  12.10           1,492,949      $  12.59
           =====      =====            ===========         ====          =====           =========         =====

   PST Option Plan and Founder Options

     PST, prior to its merger with Asyst, had an option plans for its employees and had issued and outstanding options to its founders. In connection with the merger of Asyst and PST, options are no longer granted from the PST plan and any options outstanding that were initially granted under the PST plans or issued to its founders are exercisable into Asyst common stock.

     Under the PST stock option plan (the "PST Plan"), options are granted for ten year periods and become exercisable ratably over a vesting period of five years, or as determined by the Board of Directors'. Under the PST Plan, which was terminated in June 1999 upon the merger with Asyst, there are no further options available for issuance. All options outstanding under the PST Plan were converted at the exchange ratio of .007609. The PST Plan provided for the grant of both incentive stock options and non-qualified stock options to key employees and consultants of the Company. Under the PST Plan, options were granted at prices not less than the fair market value of the Company's common stock at grant date (85 percent for non-qualified options), as determined by the PST Board of Directors. At March 31, 1999, 1998 and 1997, options outstanding under the PST Plan, which are fully vested, were 8,951, 11,189 and 6,083, respectively, with weighted average exercise prices of $88.05, $111.71, and $72.28 per share, respectively and a weighted average remaining contractual life of 4.6 years. In addition to the options outstanding under the PST Plan, options to purchase 18,415 shares of common stock at $0.01 per share, which were originally issued by PST in March 1993, were outstanding at March 31, 1999.

     The Company accounts for the Asyst and PST plans under APB Opinion No. 25. Had compensation cost for these plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income (loss) and per share information would have been adjusted to the following pro forma amounts, for the years ended March 31, (dollars in thousands, except per share amounts):

                                                                     1999               1998             1997
                                                                  ----------          --------        ---------
          Net income (loss)                       As reported     $ (26,931)          $ 15,362        $ (4,675)

                                                  Pro forma       $ (35,002)          $ 17,933        $ (6,018)

          Basic net income (loss) per share       As reported     $   (2.30)          $   1.34        $  (0.45)

                                                  Pro forma       $   (2.98)          $   1.57        $  (0.58)

          Diluted net income (loss) per share     As reported     $   (2.30)          $   1.26        $  (0.44)

                                                  Pro forma       $   (2.98)          $   1.47        $  (0.57)

     The weighted-average grant date fair value of options during 1999, 1998 and 1997 was $15.21, $16.93 and $5.88, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1999, 1998 and 1997; risk-free interest rate of 5.1 percent; 5.4 percent and 7.0 percent, respectively; expected dividend yields of 0.0 percent; expected lives of 3.95 years, 4.16 years and 4.3 years, respectively; expected volatility of 73 percent, 72 percent and 70 percent, respectively. Because the SFAS No. 123 method of accounting has not been applied to options granted prior to fiscal 1996, the resulting pro forma compensation cost may not be representative of that to be expected in future years.


   Employee Stock Purchase Plan

     Under the 1993 Employee Stock Purchase Plan (the "Plan"), as amended, 700,000 shares of common stock are reserved for issuance to eligible employees. The Plan permits employees to purchase common stock through payroll deductions, which may not exceed 10 percent of an employee's compensation, at a price not less than 85 percent of the market value of the stock on specified dates. At March 31, 1999, 449,447 shares had been purchased by employees under the Plan.


8.  COMMITMENTS:

     The Company leases various facilities under non-cancelable operating leases. At March 31, 1999, the future minimum commitments under these leases are as follows (dollars in thousands):

          Fiscal Year Ending
               March 31,
               ---------
                2000...........................................................   $2,966
                2001...........................................................    1,721
                2002...........................................................    1,265
                2003...........................................................    1,137
                2004...........................................................      826
                Thereafter.....................................................    1,928
                                                                                  ------
                                                                                  $9,843
                                                                                  ======

     Rent expense under the Company's operating leases was approximately $4.1 million, $2.9 million and $2.4 million for fiscal years 1999, 1998 and 1997, respectively.


9.  REPORTABLE SEGMENTS:

     In 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", replacing the "industry segment" approach with the "management" approach. SFAS No. 131 designates the internal organization that is used by management for making decisions, evaluating performance and allocating resources of the enterprise as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not impact the results of operations or financial position but did affect the disclosures of segment information.

     The Company offers a family of products and related services to provide a front-end automation and isolation system for wafer handling in semiconductor manufacturing facilities. All of the Company's activities are aggregated into a single operating segment. As a result, no operating segment information is required.

     Net sales by geography were as follows (dollars in thousands):

                                                                                  Fiscal Year Ended March 31,
                                                                               -------------------------------
                                                                                 1999        1998        1997
                                                                               --------    --------   --------
United States.............................................................      $45,379    $ 66,485   $ 65,589
Taiwan....................................................................       31,121      79,289     48,836
Singapore.................................................................        3,351      13,646      9,410
Japan.....................................................................        8,118      15,890     10,252
Europe....................................................................        4,123       6,461      5,114
Other Asia (excluding Japan, Singapore and Taiwan)........................          856         519     13,102
                                                                               --------    --------   --------
    Total.................................................................      $92,948    $182,290   $152,303
                                                                               ========    ========   ========

     The net sales by product or service categories comprising the Company's net sales for the fiscal year ended March 31, were as follows (dollars in thousands):

                                                                                 Fiscal Year Ended March 31,
                                                                                ------------------------------
                                                                                 1999        1998        1997
                                                                                -------    --------   --------
SMIF Systems..............................................................      $66,609    $145,702   $118,647
Non-SMIF Systems..........................................................        8,794      16,827     14,783
SMART Traveler Systems....................................................        6,227      14,533     11,145
Robotics..................................................................        6,323          --         --
Services & other..........................................................        4,995       5,228      7,728
                                                                                -------    --------   --------
    Total.................................................................      $92,948    $182,290   $152,303
                                                                                =======    ========   ========

     In the fiscal year ended March 31, 1999, one customer accounted for 11 percent of the Company's net sales. In fiscal years ended March 31, 1998 and 1997, another customer accounted for 29.1 percent and 13 percent, respectively of net sales.

10.  INCOME TAXES:

     The provision (benefit) for income taxes attributable to continuing operations is based upon income (loss) before income taxes from continuing operations as follows (dollars in thousands):

                                                                                 Fiscal Year Ended March 31,
                                                                               --------------------------------
                                                                                 1999         1998       1997
                                                                              ---------     --------   -------
                Domestic...................................................   $(41,377)     $29,340    $17,058
                Foreign....................................................      3,639       (1,880)       105
                                                                              --------      -------    -------
                                                                              $(37,738)     $27,460    $17,163
                                                                              ========      =======    =======

     The provision (benefit) for income taxes consisted of (dollars in thousands):

                                                                                  Fiscal Year Ended March 31,
                                                                              ----------------------------------
                                                                                 1999         1998        1997
                                                                              ---------     --------    --------
                Current:
                   Federal.................................................   $      64       $4,435     $ 3,437
                   State...................................................         456          851       1,294
                   Foreign.................................................         118           35          97
                                                                              ---------     --------    --------
                       Total current.......................................         638        5,321       4,828
                                                                              ---------     --------    --------

                Deferred:
                   Federal.................................................     (11,020)       3,047      (4,616)
                   State...................................................        (425)         855      (1,288)
                                                                              ---------     --------    --------
                       Total deferred......................................     (11,445)       3,902      (5,904)
                                                                              ---------     --------    --------
                                                                               $(10,807)      $9,223     $(1,076)
                                                                              =========     ========    ========

     The provision (benefit) for income taxes included in the accompanying consolidated statements of operations consisted of the following (dollars in thousands):

                                                                                  Fiscal Year Ended March 31,
                                                                              -----------------------------------
                                                                                 1999          1998        1997
                                                                               --------      -------     -------
                Continuing operations......................................    $(10,807)     $10,258     $ 7,173
                Discontinued operations....................................          --       (1,035)     (8,249)
                                                                               --------      -------     -------
                       Total...............................................    $(10,807)     $ 9,223     $(1,076)
                                                                               ========      =======     =======

     The provision for income taxes attributable to continuing operations is reconciled with the Federal statutory rate as follows (dollars in thousands):

                                                                                 Fiscal Year Ended March 31,
                                                                              ---------------------------------
                                                                                1999          1998        1997
                                                                              --------      -------     -------
                Provision computed at Federal statutory rate...............   $(13,211)     $ 9,605      $6,007
                 State taxes, net of Federal benefit........................        30        1,676       1,295
                 Foreign income and withholding taxes in excess of
                    statutory rate..........................................       635           --          --
                 In-process research and development cost write-off.........        --           --         467
                 Non-deductible expenses and other..........................       196          241         195
                 FSC benefit................................................        --       (1,159)       (705)
                 Change in valuation allowance..............................     2,262          297          (1)
                 Tax exempt income..........................................      (719)        (402)        (85)
                                                                              --------      -------     -------
                                                                              $(10,807)     $10,258      $7,173
                                                                              ========      =======     =======
                 Effective income tax rate..................................        29%          37%         42%
                                                                              ========      =======     =======

     The components of the net deferred tax asset are as follows (dollars in thousands):

                                                                                   March 31,
                                                                             ---------------------
                                                                                1999        1998
                                                                             ---------    --------
                Provisions for discontinued operations.....................  $     --       $3,042
                Accounts receivable allowances.............................     1,330          703
                Inventory reserves.........................................     2,210        1,983
                Accrued vacation...........................................       583          910
                Accrued warranty...........................................     1,196        1,562
                Acquired technology........................................     2,868          692
                Restructure reserve........................................       989           --
                Capitalized research and development
                  and other carryforwards..................................       954           --
                Net operating loss carryforwards...........................    12,293          295
                Other temporary differences................................       779          298
                                                                             ---------    --------
                   Deferred tax asset......................................    23,202        9,485
                                                                             ---------    --------

                Depreciation and amortization..............................      (752)        (556)
                Capitalized patent costs...................................      (171)        (308)
                                                                             ---------    --------
                   Deferred tax liability..................................      (923)        (864)
                                                                             ---------    --------
                Valuation allowance for net deferred tax asset.............    (3,136)        (874)
                                                                             ---------    --------
                     Net deferred tax asset................................   $19,143       $7,747
                                                                             =========    ========

     The Company has recorded a deferred tax asset of approximately $19.1 million, of which $10.8 million relates to net operating losses and tax credits generated during the current year. The Company will be able to recognize approximately $5.0 million of the deferred tax asset immediately following the filing of carryback claims with Federal and various State taxing authorities, which will be completed in the near future. Realization of the remaining deferred tax asset is dependent on generating sufficient future taxable income. Although realization is not assured, management believes that it is more likely than not that the deferred tax assets will be realized. Although the deferred tax asset is considered realizable, actual amounts could be reduced if sufficient future taxable income is not achieved.

     The Company's provision for income taxes differs from the expected tax expense (benefit) amount by applying the statutory Federal income tax rate of 35 percent to income (loss) before income taxes as a result of state income taxes, permanent items and the application of the valuation allowance associated with the deferred tax assets generated by PST during the current and prior fiscal years.

     Prior to the merger between the Company and PST, PST provided a valuation allowance to offset the deferred tax asset in the amount of $3.1 million due to uncertainties regarding the future realization of net operating loss carryforwards and other deferred tax assets. As of March 31, 1999, PST had Federal net operating loss carryforwards of approximately $5.3 million, which will expire beginning in fiscal 2012. The utilization of the net operating losses may be subject to a substantial annual limitation due to the "change in ownership" and consolidated loss provisions of the Internal Revenue Code. Subsequent to the merger, PST will file and be included in the consolidated income tax return of the Company and its wholly owned subsidiaries.

11.  CLOSURE OF ASYST AUTOMATION, INC.:

     In January 1997, the Company adopted a formal plan to cease operations of its subsidiary, Asyst Automation, Inc. ("AAI") by the end of September 1997. The operations of AAI ceased on September 30, 1997. The decision was based upon the subsidiary's lack of ability to profitably manufacture and sell AAI's products. Accordingly, AAI has been accounted for as a discontinued operation in the accompanying financial statements. In the third quarter of fiscal year 1998, an additional loss of $1,840,000, net of $1,035,000 income tax benefit was recorded. This resulted from management's determination that higher costs related to ongoing warranty activities and contractual obligations existed for periods extending beyond those originally estimated. The net assets of AAI at March 31, 1998 and 1997 consisted primarily of trade receivables, inventory and property, plant and equipment, net of ongoing warranty reserves, assumed by Asyst Technologies, Inc.

     The losses from the closure of AAI reflected management's best estimate, based on the information currently then available, of costs to be incurred for existing and probable events of the discontinued operations. The results of AAI are as follows (dollars in thousands):

                                                                       Fiscal Year Ended March 31,
                                                                       ---------------------------
                                                                           1998           1997
                                                                       ------------    -----------
          Net sales................................................      $      --     $  22,743
                                                                         =========     =========
          Loss from operations before income tax benefit...........      $      --     $  (9,519)
          Income tax benefit.......................................             --         3,427
                                                                         ---------     ---------
              Loss from operations.................................             --        (6,092)
                                                                         ---------     ---------

          Loss on disposal before income tax benefit...............         (2,875)      (13,395)
          Income tax benefit.......................................          1,035         4,822
                                                                         ---------     ---------
              Loss on disposal.....................................         (1,840)       (8,573)
                                                                         ---------     ---------
          Total loss on discontinued operations....................        $(1,840)     $(14,665)
                                                                         =========     =========

12.  ACQUISITION OF RADIANCE SYSTEMS, INC.:

     On November 15, 1996, the Company purchased RSI, a developer and supplier of software products to be used in the semiconductor manufacturing industry, by acquiring all of the outstanding stock of RSI in exchange for 129,740 shares of common stock of the Company. The total purchase price was approximately $2.4 million and was accounted for as a purchase in the quarter ended December 28, 1996.

     In connection with the acquisition, approximately $1.3 million of the acquired intangible assets consisted of in-process research and development. Because there was no assurance that the Company would be able to successfully complete the development of RSI products or that the acquired technology had any alternative future use, the acquired in-process research and development was charged to expense in fiscal 1997. As a result of the purchase price allocation, $1.7 million (including $0.6 million of deferred tax liability) was assigned to intangible assets related to existing product technology, the assembled workforce and excess of the purchase price over net assets acquired. These intangible assets are being amortized over a period of three years. Accumulated amortization including approximately $0.5 million as a result of a write-down of the intangible assets (See Note 2) was approximately $1.6 million and $0.7 million as of March 31, 1999 and 1998, respectively. Management believes that the unamortized balance of these assets, which is included in other assets, net, in the accompanying consolidated balance sheets, is recoverable.

     Comparative pro forma information reflecting the acquisition of RSI has not been presented because the operations of RSI are not material to the Company's consolidated financial statements.

13.  ACQUISITION OF THE FLUOROTRAC PRODUCT LINE:

     In April 1998, the Company entered into an agreement with Fluoroware, Inc. ("Fluoroware"), a supplier of materials management solutions, to acquire Fluoroware's FluoroTrac automated radio frequency identification ("RFID") technology for automated work-in-progress tracking in semiconductor factories. Under the terms of the agreement, the Company acquired all of the FluoroTrac intellectual property including RFID tracking solutions, inventory and installed-base opportunities from Fluoroware in consideration for approximately $2.8 million in cash and liabilities assumed by the Company.

     In connection with the acquisition, approximately $1.2 million of the intangible assets acquired consisted of in-process research and development. Because there can be no assurance that the Company will be able to successfully complete the development of FluoroTrac products or that the technology has any alternative future use, such in-process research and development was charged as an expense. As a result of the purchase price allocation, approximately $0.3 million was assigned to intangible assets related to existing product technology, the assembled workforce and the excess purchase price over the net assets acquired. These intangibles are being amortized over a three to five year period. Management believes that the unamortized balance of these assets, which is included in other assets, net, in the accompanying condensed consolidated balance sheets, is recoverable.

14.  ACQUISITION OF HINE DESIGN INCORPORATED:

     On July 31, 1998, the Company completed its acquisition of HDI, a supplier of wafer-handling robots for semiconductor processing tools. Accordingly, results of HDI's operations have been combined with those of the Company's, since the date of acquisition. Under the terms of the agreement, the Company acquired all of the outstanding capital stock of HDI for approximately $12.4 million in cash and assumed debt of approximately $12.5 million. In addition, the Company exchanged outstanding options to acquire HDI Common Stock and deferred compensation units for identical options of the Company. The value of the options substituted was approximately $1.9 million. The acquisition was accounted for using the purchase method of accounting.

     In connection with the acquisition, a portion of the purchase price was allocated to the net liabilities acquired based on their estimated fair values. The fair values of the tangible assets acquired and liabilities assumed were approximately $4.4 million and $14.4 million, respectively. As a result of the purchase price allocation, approximately $18.4 million was assigned to intangible assets related to existing product technology, the assembled workforce and the excess purchase price over the net assets acquired. These intangibles are being amortized over a four to fourteen year period. As of March 31, 1999, charges for amortization of the intangible asset, made by the Company, amounted to approximately $1.6 million. Management believes that the unamortized balance of these assets, which is included in other assets, net, in the accompanying condensed consolidated balance sheets, is recoverable. In addition, approximately $5.9 million of the intangible assets acquired consisted of in-process research and development. Because there can be no assurance that the Company will be able to successfully complete the development of HDI products or that the technology has any alternative future use, such in-process research and development was charged as an expense.

     Comparative proforma information reflecting the acquisition of HDI has not been presented because the operations of HDI are not material to the Company's financial statements.

15.  ACQUISITION OF PROGRESSIVE SYSTEM TECHOLOGIES, INC.:

     On June 2, 1999, the Company completed its acquisition of 100 percent of the common stock of PST, a Texas corporation, in exchange for 274,810 shares of common stock of the Company. In addition to the exchange of common stock in the merger, 225,190 shares of common stock of the Company were issued in exchange for $4.9 million of PST debt and accrued interest. PST manufactures wafer-sorting equipment used by semiconductor manufacturers. The acquisition has been accounted for using the pooling of interest method of accounting. Accordingly, the accompanying consolidated financial statements have been restated for all periods prior to the business combination. All material intercompany transactions between the Company and PST have been eliminated. Costs associated with the PST merger, which were not material, consist primarily of transaction costs and were expensed in the period incurred. PST's fiscal year end was December 31. In accordance with Securities and Exchange Commission Rules, the consolidated financial statements for each of the three years in the period ended March 31, 1999 have been restated to reflect the financial position, statements of operations and cash flows of PST. The conforming of Asyst Technologies, Inc.'s and PST's accounting practices resulted in no adjustments to net income (loss) or shareholders' equity. Net sales and net income (loss) for the individual companies reported prior to the merger, net of all material intercompany transactions between the Company and PST, were as follows (dollars in thousands):

                                                                                    Years Ended March 31,
                                                                               -------------------------------
                                                                                 1999        1998      1997
                                                                               --------   ---------  ---------
Net sales:
     Asyst Technologies, Inc...............................................    $ 84,154    $165,463   $137,520
     PST...................................................................       8,794      16,827     14,783
                                                                               --------    --------   --------
Total.....................................................................     $ 92,948    $182,290   $152,303
                                                                               ========    ========   ========

Net income (loss):
     Asyst Technologies, Inc...............................................    $(20,979)   $ 16,397   $ (3,257)
     PST...................................................................      (5,952)     (1,035)    (1,418)
                                                                               --------    --------   --------
Total.....................................................................     $(26,931)   $ 15,362   $ (4,675)
                                                                               ========    ========   ========

16.  RELATED PARTY TRANSACTIONS:

     On September 30, 1997, the Company entered into an asset purchase agreement with Palo Alto Technologies, Inc. ("PAT") pursuant to which the Company sold to PAT certain intellectual property rights and office equipment which were owned or licensed by AAI in consideration for quarterly "Earn-Out Payments" up to an aggregate of $2.0 million. The earn-out payments are equal to 4.0 percent of PAT gross revenue. The Company may convert the right to receive such earn-out payments into shares of PAT securities at the closing of certain issuance's of securities by PAT. In addition, PAT granted the Company the non-exclusive, worldwide right to distribute and sell any of PAT's products on PAT's most favorable distributor terms and conditions; except PAT may grant exclusive distribution rights to particular markets so long as such rights are first offered to the Company and the Company does not accept the offer. Such distribution rights shall terminate on the earlier of (i) the fifth anniversary of such agreement or (ii) if the Company begins selling its own products which are directly competitive with PAT's products. The Chairman and Chief Executive Officer of the Company is the Chairman and principal shareholder of PAT. The parties have agreed that the Chairman and Chief Executive Officer of the Company and one other officer (also a shareholder of PAT) of the Company may be advisors or directors of PAT while employed full time by the Company.

     At March 31, 1999, the Company held four notes receivable, with balances totaling $1,172,750, from two executive officers of the Company. Loans extended to the officers amounted to $365,250 and $757,500 during the years ended March 31, 1998 and March 31, 1999, respectively, and have resulted from advances made to the officers to assist in their relocation to California. The notes bear interest that ranges from 4.0 percent to 6.4 percent per annum and are fully secured by second deeds of trust on certain real property, as well as, other pledged securities of the Company owned by the officers, respectively. The notes mature at various dates between September 1, 2002 and January 31, 2004.


17.  LEGAL PROCEEDINGS:

     In October 1996, the Company filed a lawsuit in the United States District Court for the Northern District of California against Jenoptik A.G. ("Jenoptik"), Jenoptik-Infab, Inc. ("Infab"), Emtrak, Inc. ("Emtrak") and Empak, Inc. ("Empak") alleging infringement of two patents related to the Company's SMART Traveler System. The Company amended its Complaint in April 1997 to allege causes of action for breach of fiduciary duty against Jenoptik and Meissner & Wurst, GmbH, and misappropriation of trade secrets and unfair business practices against all defendants. The Company's Complaint seeks damages and injunctive relief against further infringement. All defendants filed counter claims, seeking a judgment declaring the patents invalid, unenforceable and not infringed. Jenoptik, Infab, and Emtrak also alleged that the Company has violated federal antitrust laws and engaged in unfair competition. The Company has denied these allegations. In May 1998, the Company and Empak stipulated to a dismissal, without prejudice, of their respective claims and counter claims against each other. In November 1998, the court granted defendants' motion for partial summary judgment as to most of the patent infringement claims and invited further briefing as to the remainder. In January 1999, the court granted the Company's motion for leave to seek reconsideration of the November summary judgment order and also, pursuant to a stipulation of the parties, dismissed without prejudice two of the three antitrust counter claims brought by the defendants. Since then, the parties stipulated to, and the court has ordered, the dismissal with prejudice of the defendants' unfair competition and remaining antitrust counterclaim, and the Company's breach of fiduciary duty, misappropriation of trade secrets and unfair business practices claims. On June 4, 1999, the court issued an order by which it granted the Company's motion for reconsideration in the sense that it considered the merits of the Company's arguments, but decided that it would not change its prior ruling on summary judgment and would also grant summary judgment for defendants on the remaining patent infringement claim. The Company intends to take an appeal. The trial date has since been vacated and the court has requested briefing, now due on July 12, 1999, on whether it is obligated to proceed with any remaining matters. While it is not possible to predict accurately or to determine the eventual outcome of these matters, the Company believes that the outcome of these legal proceedings will not have a material adverse effect on the financial position of the Company.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                           ASYST TECHNOLOGIES, INC.



     Dated:  August 16, 1999                By:      /s/ Douglas J. McCutcheon
                                                -------------------------------
                                                     Douglas J. McCutcheon
                                                     Senior Vice President and
                                                     Chief Financial Officer

                                 EXHIBIT INDEX


Exhibit No.               Description
-----------               -----------

        2.1* Agreement and Plan of Merger and Reorganization, dated as of June 2, 1999, among Asyst Technologies, Inc., PSTI Merger Sub Acquisition Corp., Progressive System Technologies, Inc., Advent International Investor II, Envirotech Fund I and Global Private Equity II (the Disclosure Schedule has been omitted as permitted pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"), but will be furnished supplementally to the SEC upon request).

        2.2* Escrow Agreement, dated as of June 2, 1999, among Asyst Technologies, Inc., Progressive System Technologies, Inc., State Street Bank and Trust Company of California, N.A. as Escrow Agent, and certain shareholders of Progressive System Technologies, Inc.

        2.3* Common Stock Purchase Agreement, dated as of May 26, 1999, among Asyst Technologies, Inc. and the purchasers thereto.

        4.1               Reference is made to Exhibits 2.1 and 2.2.

        23.1              Consent of Arthur Andersen LLP

        23.2              Consent of Ernst & Young LLP

        99.1* Press release announcing the execution of the Letter of Intent.

        99.2* Press release announcing the consummation of the acquisition and the private placement.

 * Previously filed with Registrant's Current Report on Form 8-K, dated June 17, 1999 and filed June 18, 1999.